Exhibit 4.4

INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE, dated as of August 22, 2005, by and among SAKS INCORPORATED, a corporation duly organized and existing under the laws of the State of Tennessee, having its principal office at 750 Lakeshore Parkway, Birmingham, Alabama 35211 (the “Issuer”), J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States, having its corporate trust office at 4 New York Plaza, 15th Floor, New York, New York 10004, as resigning Trustee (the “Resigning Trustee”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association duly organized and existing under the laws of the United States, having its corporate trust office at 505 North 20th Street, Suite 950, Birmingham, AL 35203, as successor Trustee (the “Successor Trustee”).

RECITALS

There is presently outstanding under an Indenture, dated as of February 17, 1999 (as supplemented, the “Indenture”), among the Issuer, the Subsidiary Guarantors named therein, and the Resigning Trustee, as successor-in-interest to The First National Bank of Chicago, $2,104,000 aggregate principal amount of the Issuer’s 7 3/8% Notes due 2019 (the “Notes”).

The Resigning Trustee wishes to resign as Trustee, the office or agency where the Notes may be presented for registration of transfer and for exchange (the “Registrar”), the office or agency where the Notes may be presented or surrendered for payment (the “Paying Agent”) and the office or agency where notices and demands to or upon the Issuer in respect of the Notes and the Indenture may be served (the “Agent”) under the Indenture; the Issuer wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee, Registrar, Paying Agent and Agent under the Indenture.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein, the receipt and sufficiency of which are hereby acknowledged, the Issuer, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE

THE RESIGNING TRUSTEE

Section 101. Pursuant to Section 6.10(b) of the Indenture, the Resigning Trustee hereby notifies the Issuer that the Resigning Trustee is hereby resigning as Trustee under the Indenture.

Section 102. The Resigning Trustee hereby represents and warrants to the Successor Trustee and the Issuer that:

(a) no covenant or condition contained in the Indenture has been waived by the Resigning Trustee;

(b) the Resigning Trustee has complied with all of its obligations and duties under the Indenture;

(c) there is no action, suit or proceeding pending or, to the best of the knowledge of the Responsible Officers of the Resigning Trustee assigned to its corporate trust department, threatened against the Resigning Trustee before any court or governmental authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture;

(c) this Instrument has been duly authorized, executed and delivered on behalf of the Resigning Trustee;

(d) the Resigning Trustee has made, or promptly will make, available to the Successor Trustee originals, if available, or copies in its possession, of all documents relating to the trust created by the Indenture (the “Trust”) and all information in the possession of its corporate trust department relating to the administration and status of the Trust; and

(e) annexed hereto marked Exhibit A is a true and complete list of each supplemental indenture entered into with respect to the Indenture.

Section 103. The Resigning Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all right, title and interest of the Resigning Trustee in and to the Trust, all the rights, powers and trusts of the Resigning Trustee under the Indenture and all property and money held by such Resigning Trustee under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and indisputably vest and confirm in the Successor Trustee all the rights, powers and trusts hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 104. The Resigning Trustee hereby represents that it has received payment of all compensation and reimbursements accrued, due or owing to the Trustee pursuant to Sections 6.07(a) and (b) of the Indenture as of the date hereof.

Section 105. The Resigning Trustee agrees to pay or indemnify the Successor Trustee and save the Successor Trustee harmless from and against any and all costs, claims, liabilities, losses or damages whatsoever (including the reasonable fees, expenses and disbursements of the Successor Trustee’s counsel and other advisors), that the Successor Trustee suffers or incurs without negligence or bad faith on its part arising out of actions or omissions of the Resigning Trustee. The Successor Trustee will furnish to the Resigning Trustee, promptly after receipt, all papers with respect to any action the outcome of which would make operative the indemnity provided for in this Section. The Successor Trustee shall notify the Resigning Trustee promptly (and, in any event, within no later than 10 Business Days) in writing of any claim for which it may seek indemnity.

Section 106. The Resigning Trustee hereby resigns as Trustee, Registrar, Paying Agent and Agent under the Indenture.

ARTICLE TWO

THE ISSUER

Section 201. The Issuer hereby certifies that annexed hereto marked Exhibit B is a copy of resolutions duly adopted by the Board of Directors of the Issuer, which resolutions are in full force and effect on the date hereof, authorizing certain officers of the Issuer to: (a) accept the Resigning Trustee’s resignation as Trustee, Registrar, Paying Agent and Agent under the Indenture; (b) appoint the Successor Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture.

Section 202. The Issuer hereby accepts the resignation of the Resigning Trustee as Trustee, Registrar, Paying Agent and Agent under the Indenture, and waives the 20 Business Day requirement set forth in Section 6.10(b) of the Indenture. Pursuant to Section 6.10(e) of the Indenture, the Issuer hereby appoints the Successor Trustee as Trustee under the Indenture and confirms to the Successor Trustee all the rights, powers and trusts of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as the Trustee under the Indenture. The Issuer shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

Section 203. The Issuer hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a) it is a corporation duly and validly organized and existing pursuant to the laws of the State of Tennessee;

(b) the Indenture was validly and lawfully executed and delivered by the Issuer, has not been amended or modified except as set forth herein (including Exhibit A), and is in full force and effect;

(c) the Notes are validly issued securities of the Issuer;

(d) no covenant or condition contained in the Indenture has been waived by the Issuer or by the Holders of the percentage in aggregate principal amount of the Notes required to effect any such waiver, except for waivers received from the holders of the Notes waiving defaults relating to failure of the Issuer to comply with the provisions of the Indenture affected by the amendments set forth in the Seventh Supplemental Indenture listed in Exhibit A;

(e) this Instrument has been duly authorized, executed and delivered on behalf of the Issuer;

(f) all conditions precedent relating to the appointment of The Bank of New York Trust Company, N.A. as Successor Trustee, Registrar, Paying Agent and Agent under the Indenture have been complied with by the Issuer;

(g) $2,104,000 aggregate principal amount of the Notes is outstanding;

(h) interest on the Notes has been paid through August 15, 2005; and

(i) no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture, except for Events of Default and events which, after notice or lapse of time or both, would become Events of Default which have been waived pursuant to the amendments set forth in the Seventh Supplemental Indenture listed in Exhibit A.

Section 204. The Issuer hereby appoints the Successor Trustee as Registrar, Paying Agent and Agent under the Indenture.

ARTICLE THREE

THE SUCCESSOR TRUSTEE

Section 301. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Issuer that:

(a) this Instrument has been duly authorized, executed and delivered on behalf of the Successor Trustee; and

(b) the Successor Trustee is qualified and eligible under Sections 6.08 and 6.09 of the Indenture to act as Trustee under the Indenture.

Section 302. Pursuant to Section 6.11 of the Indenture, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and hereby assumes all the rights, powers and trusts of the Trustee under the Indenture and with respect to all property and money held or to be held under the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture.

Section 303. The Successor Trustee hereby accepts its appointment as Registrar, Paying Agent and Agent under the Indenture.

Section 304. Promptly after the execution and delivery of this Instrument, the Successor Trustee, on behalf of the Issuer, shall cause a notice, the form of which is annexed hereto marked Exhibit C, to be sent to each Holder of the Notes in accordance with Section 6.10(f) of the Indenture.

ARTICLE FOUR

MISCELLANEOUS

Section 401. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 402. This Instrument and the resignation, appointment and acceptance effected hereby shall be effective as of the close of business on the date first above written, upon the execution and delivery hereof by each of the parties hereto; provided, that the resignation of the Resigning Trustee as Registrar, Agent and Paying Agent under the Indenture and the appointment of the Successor Trustee as Registrar, Paying Agent and Agent under the Indenture shall be effective 10 business days after the date first above written.

Section 403. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Issuer shall remain obligated under Section 6.07 of the Indenture to compensate, reimburse and indemnify the Resigning Trustee in connection with its prior trusteeship under the Indenture. The Issuer also acknowledges and reaffirms its obligations to the Successor Trustee as set forth in Section 6.07 of the Indenture, which obligations shall survive the execution hereof. The Resigning Trustee acknowledges that nothing in this Instrument shall affect its rights, duties obligations and immunities under the Indenture for any action or inaction taken or suffered by it while it was Trustee under the Indenture.

Section 404. This Instrument shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

Section 405. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 406 All notices, whether faxed or mailed, will be deemed received when sent pursuant to the following instructions:

TO THE RESIGNING TRUSTEE:

Ms. Benita A. Vaughn

Relationship Manager – Vice President

Worldwide Securities Services

J.P. Morgan Trust Company, National Association.

227 W. Monroe, 26th Floor

Chicago, IL 60606

Fax: (312) 267-5202

TO THE SUCCESSOR TRUSTEE:

The Bank of New York Trust Company, N.A.

505 North 20th Street, Suite 950

Birmingham, AL 35203

Attention: Charles S. Northen, IV

Fax: (205) 328-7169

TO THE ISSUER:

Saks Incorporated

750 Lakeshore Parkway

Birmingham, Alabama 35211

Attention: Treasurer

Fax: (205) 940-4709

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IN WITNESS WHEREOF, the parties hereto have caused this Instrument of Resignation, Appointment and Acceptance to be duly executed as of the day and year first above written.

SAKS INCORPORATED

By:	/S/ C. WES BURTON
C. Wes Burton
Senior Vice President and Treasurer

J.P. MORGAN TRUST COMPANY, NATIONAL ASSOCIATION, as Resigning Trustee

By:	/S/ BENITA A. VAUGHN
Benita A. Vaughn
Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Successor Trustee

By:	/S/ CHARLES S. NORTHEN, IV
Charles S. Northen, IV Vice President

EXHIBIT A

SUPPLEMENTAL INDENTURES

Second Supplemental Indenture, dated as of May 18, 2000, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

Third Supplemental Indenture, dated as of April 18, 2000, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

Fourth Supplemental Indenture, dated as of November 19, 2001, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

Fifth Supplemental Indenture, dated as of February 12, 2002, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

Sixth Supplemental Indenture, dated as of June 23, 2004, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

Seventh Supplemental Indenture, dated as of July 19, 2005, among Resigning Trustee, the Subsidiary Guarantors named therein and the Issuer.

EXHIBIT B

BOARD RESOLUTIONS

The following is a true copy of resolutions duly adopted on August 22, 2005 by the Board of Directors of Saks Incorporated (the “Corporation”):

“RESOLVED, that the Corporation appoint The Bank of New York Trust Company, N.A. as successor Trustee (“Successor Trustee”) under the Indenture, dated as of February 17, 1999, among the Corporation, the Subsidiary Guarantors named therein, and J.P. Morgan Trust Company, National Association (the “Resigning Trustee”) pursuant to which $2,104,000 aggregate principal amount of the Corporation’s 7 3/8% Notes due 2019 (the “Notes”) is currently outstanding (as supplemented, the “Indenture”); and that the Corporation accept the resignation of Resigning Trustee as Trustee, the office or agency where the Notes may be surrendered for registration of transfer or exchange (the “Registrar”), the office or agency where the Notes may be presented or surrendered for payment (the “Paying Agent”) and the office or agency where notices and demands to or upon the Corporation in respect of the Notes and the Indenture may be served (the “Agent”) under the Indenture, such resignation to be effective upon the execution and delivery by Successor Trustee to the Corporation of an instrument or instruments accepting such appointment as successor Trustee, Registrar, Paying Agent and Agent under the Indenture; and

FURTHER RESOLVED, that the Chairman of the Board, the President, any Executive Vice President, Vice President, the Treasurer or any Assistant Treasurer of the Corporation be, and each of them hereby is, authorized, empowered and directed to execute and deliver in the name and on behalf of the Corporation an instrument or instruments appointing Successor Trustee as the successor Trustee, Registrar, Paying Agent and Agent and accepting the resignation of Resigning Trustee; and

FURTHER RESOLVED, that the proper officers of the Corporation are hereby authorized, empowered and directed to do or cause to be done all such acts or things, and to execute and deliver, or cause to be executed or delivered, any and all such agreements, amendments, instruments, certificates, documents or papers (including, without limitation, any and all notices and certificates required to be given or made on behalf of the Corporation to Successor Trustee or to Resigning Trustee) under the terms of any of the executed instruments in connection with the resignation of Resigning Trustee and the appointment of Successor

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Trustee, in the name and on behalf of the Corporation as any of such officers, in his/her discretion, may deem necessary or advisable to effectuate or carry out the purposes and intent of the foregoing resolutions and to exercise any of the Corporation’s obligations under the instruments and agreements executed on behalf of the Corporation in connection with the resignation of Resigning Trustee and the appointment of Successor Trustee.”

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EXHIBIT C

Notice to Holders of Saks Incorporated’s (the “Issuer”) 7 3/8% Notes due 2019 (the “Notes”):

We hereby notify you of the resignation of J.P. Morgan Trust Company, National Association as Trustee under the Indenture, dated as of February 17, 1999, as supplemented (the “Indenture”), pursuant to which your Notes were issued and are outstanding.

The Issuer has appointed The Bank of New York Trust Company, N.A., whose Corporate Trust Office is located at 505 North 20th Street, Suite 950, Birmingham, AL 35203, as successor Trustee under the Indenture, which appointment has been accepted and has become effective.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as successor Trustee

Dated: August     , 2005